Exhibit 99.1

F O R   I M M E D I A T E   R E L E A S E

August 26, 2014 For more information contact: Scott Estes (419) 247-2800

Sergio Rivera Joins Health Care REIT, Inc. Board of Directors

Toledo, Ohio, August 26, 2014… Health Care REIT, Inc. (NYSE:HCN) announced today that Sergio Rivera has been appointed to its Board of Directors. Mr. Rivera currently serves as President of The Americas for Starwood Hotels & Resorts Worldwide (NYSE:HOT), and Chief Executive Officer of Starwood Vacation Ownership, a wholly owned subsidiary of Starwood Hotels & Resorts. He has more than 25 years of experience in global real estate development, finance and brand management and development. Mr. Rivera will serve on the Board’s Audit, Investment and Planning committees.

“Serge’s strong understanding of international markets and property development, as well as his asset management experience, adds to the diverse expertise on our Board,” commented Jeff Donahue, HCN’s Chairman of the Board. “As HCN’s seniors housing operating business grows and evolves, Serge’s background in hospitality will also offer a unique and valuable perspective. We are very pleased to welcome him to HCN.”

In his current role, Mr. Rivera is responsible for the performance and growth of 670 assets with 65,000 employees spanning 23 countries in North America and Latin America. Since joining Starwood in 1998, he has led in various capacities including global real estate development, international operations and product development for nine Starwood hotel brands.

Mr. Rivera is a Director for the American Hotel and Lodging Association, Director and Trustee of the American Resort Development Association, and Trustee of the Florida Chamber of Commerce. Additionally, he serves as a member of the University of Central Florida Rosen College of Hospitality Management Advisory Board, the Urban Land Institute and the CEO Roundtable of the U.S. Travel Association.

About Health Care REIT, Inc. HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2014, the company’s broadly diversified portfolio consisted of 1,224 properties in 46 states, the United Kingdom and Canada.